UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  May 25, 2022

BLOOMIN’ BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class		Trading Symbol(s)	Name of each exchange on which registered
Common Stock	$0.01 par value	BLMN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02    Unregistered Sale of Equity Securities

On May 25, 2022, Bloomin’ Brands, Inc. (the “Company”) entered into exchange agreements (the “Exchange Agreements” and each, an “Exchange Agreement”) with certain holders (the “Noteholders”) of its 5.00% Convertible Senior Notes due 2025 (the “2025 Notes”). The Noteholders have agreed to exchange $125 million in aggregate principal amount of the Company’s outstanding 2025 Notes for a combination of cash and shares of the Company’s common stock. The total amount of cash to be paid and number of shares of common stock to be issued by the Company to the Noteholders will be determined based upon the volume-weighted average price per share of the Company’s common stock during a ten-trading day averaging period, commencing on May 26, 2022. Although the actual amount of cash to be paid and number of shares to be delivered will be determined after the averaging period based on trading prices of the common stock, for illustrative purposes only, based on a price per share of the Company’s common stock of $18.88 (the closing price on May 25, 2022), we would pay a total of approximately $200 million in cash and issue a total of approximately 1.4 million shares of common stock in the exchanges. The closing of the exchanges is expected to occur on or about June 14, 2022, subject to customary closing conditions.

The Company’s shares of common stock to be issued in connection with the exchanges will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from the registration requirements thereof provided by Section 4(a)(2) of the Securities Act in a transaction by an issuer not involving a public offering.

The 2025 Notes to be exchanged represent approximately 54% of the outstanding principal amount. Following the exchanges, $105 million in aggregate principal amount will remain outstanding.

The foregoing description of the Exchange Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Exchange Agreements, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01    Other Events

In connection with the exchanges described above, the Company intends to enter into, with certain financial institutions (collectively, the “Derivative Counterparties”), partial unwind agreements relating to a portion of the convertible note hedge transactions (the “Note Hedge Early Termination Agreements”) and a portion of the warrant transactions (the “Warrant Early Termination Agreements” and together with the Note Hedge Early Termination Agreements, the “Early Termination Agreements”) that were previously entered into by the Company with each such Derivative Counterparty in connection with the issuance of the 2025 Notes. The Note Hedge Early Termination Agreements would relate to a number of call options corresponding to the amount of the 2025 Notes subject to exchange pursuant to the Exchange Agreements described above (the “Exchanged Notes”), and the Warrant Early Termination Agreements would relate to a number of warrants corresponding to the number of shares of the Company’s common stock underlying such Exchanged Notes. Pursuant to such Early Termination Agreements, we expect that the Derivative Counterparties would make a termination payment to the Company in respect of the call option transactions being early terminated, which payment would be determined based upon the volume-weighted average price per share of the Company’s common stock during an averaging period, and we expect that the Company would make a termination payment to the Derivative Counterparties in respect of the warrant transactions being early terminated, which payment would be determined based upon the volume-weighted average price per share of the Company’s common stock during an averaging period. Although we expect to be able to enter into the Early Termination Agreements, there can be no assurance that we will do so.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Exchange Agreement, dated as of May 25, 2022, by and between Bloomin’ Brands, Inc. and the applicable Noteholder
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date:	May 26, 2022	By:	/s/ Kelly Lefferts
Kelly Lefferts
Executive Vice President and Chief Legal Officer